Exhibit 99.1
Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: (646) 259-2999
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS SECOND QUARTER
FISCAL 2011 RESULTS

MILPITAS, Calif. — August 25, 2010 — Sigma Designs®, Inc. (NASDAQ: SIGM) (“Sigma”), a leading provider of highly integrated system-on-chip, or SoC, solutions used to deliver multimedia entertainment throughout the home, today reported financial results and business highlights for its second fiscal quarter ended July 31, 2010.

Net revenue for the second quarter was $73.3 million, up $8.1 million, or 12%, from $65.2 million reported in the previous quarter and up $22.0 million, or 43%, from $51.3 million reported for the same period last year.

GAAP net income for the second quarter was $0.5 million, or $0.02 per diluted share.  This compares to GAAP net income of $1.1 million, or $0.04 per diluted share, for the previous quarter and $4.8 million, or $0.18 per diluted share, in the same period last year.  In the second quarter, Sigma wrote off $5.2 million associated with a strategic investment in a privately held company which reduced Sigma’s net income after taxes for the quarter by approximately $0.10 per diluted share.

At the end of Sigma’s second quarter, cash, cash equivalents and marketable securities totaled $163.9 million, or $5.24 per share outstanding, an increase of $16.0 million, or $0.45 per share outstanding for the first half of this fiscal year.  This increase was primarily generated by profits from Sigma’s operating activities.

Non-GAAP net income for the second quarter was $8.2 million, or $0.26 per diluted share.  Excluding the $5.2 million investment write-off, Sigma’s non-GAAP net income for the second quarter would have been $11.6 million, or $0.36 per diluted share.  This compares to non-GAAP net income of $9.2 million, or $0.29 per diluted share for the previous quarter and non-GAAP net income of $8.0 million, or $0.29 per diluted share during the same period one year ago.  Non-GAAP adjustments for the second quarter consisted of $4.6 million in amortization expense for acquired intangibles related to acquisitions, $3.1 million in non-cash share-based compensation expenses and $0.1 million of gross profit reduction resulting from the mark-up on inventory purchased as part of Sigma’s Zensys acquisition.  The reconciliation between GAAP and non-GAAP net income for all referenced periods is provided in a table immediately following the GAAP financial tables below.

Management Comment

“We are pleased to report over $73 million in revenue for the second quarter, representing more than 12% growth over our first quarter, with contributions from all three of our primary business segments.  Our largest increase came from sales in our IPTV media processor segment, representing the bulk of this quarter’s growth, and reflecting a fundamentally strong market.  Connected media players were also up this quarter and continue to provide a substantial revenue contribution, demonstrating the popularity of consumer products such as network players that enable Internet access for playback of over-the-top content.  Likewise, revenues from our Home Connectivity Business Group were up, largely a result of our continued leadership in all-wire network solutions.  Moving forward, we are continuing to pursue major design wins in our current market segments with special initiatives for penetrating the hybrid IP Cable set-top box industry and the increased adoption of Z-Wave based home control solutions,” stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

Second Quarter Highlights

•
We announced the availability of the first low-cost Microsoft Mediaroom™ compatible set top box platform based on Sigma’s SMP8652 media processor SoC.  SMP8652-based set top box designs have completed integration with Mediaroom client software and are anticipated to begin deployment with leading carriers in the second half of 2010.  The first to market will be Tatung, with its recently approved SMP8652-based set top boxes.

•
We announced the industry’s first MIMO (multiple input, multiple output) features over power line communications chipsets.  Early MIMO functionality will first deploy in the Sigma CG2110 HomePlug AV solution and is designed to deliver up to twice the performance of existing power line solutions when later used in conjunction with the new ITU standard, G.hn.

•	We jointly announced that ViewSonic’s new VMP74 and VMP75 Media Players, supporting a host of new entertainment features, are based on Sigma’s SMP8650 series media processor SoC products.
•
We announced that leading French broadband provider, Free Inc., using Sigma’s SMP8634 Secure Media Processor, was delivering 3D broadcasts of World Cup soccer and ongoing 3D broadcast content in its industry-leading Freebox triple-play set-top boxes.  Free’s 3D broadcast was the very first 3D television broadcast in France and one of the first in Europe.

•
We announced that Sigma’s HomePNA-based chips have been selected to deliver broadband networking solutions to MDU residents -- spanning apartment buildings, condominiums and townhomes -- using Mototech equipment.  Sigma chips, using Fast EoC™ (Ethernet over Coax) technology, enable Mototech to deliver broadband services to MDU residents on what Sigma believes to be a more cost effective basis than any other EoC solution available.

Investor Conference Call

The conference call relating to Sigma’s second quarter fiscal 2011 results will take place following this announcement at 5:00 PM ET today, August 25, 2010.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/IR or www.earnings.com.  Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.  To listen to the live call, please go to the website at least 10 minutes early to register and download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call via the internet through www.sigmadesigns.com/IR or www.earnings.com.  The audio replay will be available for one week after the call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles and developed technologies, share based compensation and the mark-up from cost to fair market value of sold inventory acquired from purchased companies and, with respect to the first quarter of fiscal 2010, the expense resulting from the write-off of the deferred tax asset due to the change in California tax laws.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of share-based compensation such as the volatility of its stock price and changing interest rates.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding potential opportunities emerging for Sigma’s strategic initiatives, the timing of deployments of products that use Sigma’s SoCs, anticipated features and benefits of Sigma’s new products, growth in the IPTV market and the potential impact of special initiatives for penetrating the hybrid IP Cable set-top box industry and the increased adoption of Z-Wave based home control solutions.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further closing procedures, that the financial results for the second quarter are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, connected home technologies, connected media player and prosumer and industrial audio/video markets in general, the ramp in demand from Sigma’s set-top box and telecommunication customers, Sigma’s ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of Sigma’s SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products.  Other risk factors are detailed from time to time in Sigma’s SEC reports, including Sigma’s quarterly report on Form 10-Q as filed June 9, 2010.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs is a leading fabless semiconductor provider of highly integrated system-on-chip (SoC) solutions that are used to deliver multimedia entertainment throughout the home.  SoC solutions include media processing, wired and wireless networking, video image processing, and home control along with system software to form the critical components of consumer electronic products that include internet protocol TV (IPTV) set-top boxes, gateways, Blu-ray players and media communication devices.  Headquartered in Milpitas, Calif., Sigma Designs has direct sales representatives in the United States, Brazil, China, Europe (Denmark), Israel, Japan, Singapore, Taiwan and a third-party distributor in Korea.  For more information, please visit Sigma Designs’ web site at www.sigmadesigns.com.

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SIGMA DESIGNS, INC.
PRELIMINARY UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(GAAP)
(In thousands)
	July 31,	January 30,
	2010	2010
Assets

Current Assets:
Cash and cash equivalents	$95,964	$81,947
Short-term marketable securities	33,176	51,176
Restricted cash	1,583	1,500
Accounts receivable, net	38,805	36,127
Inventories	22,219	18,187
Deferred tax assets	2,247	2,235
Prepaid expenses and other current assets	6,857	8,925
Total current assets	200,851	200,097

Long-term marketable securities	33,151	13,257
Software, equipment and leasehold improvements, net	27,935	23,810
Goodwill	44,910	44,910
Intangible assets, net	116,401	125,568
Deferred tax assets, net of current portion	11,587	11,575
Long-term investments	2,150	4,000
Other non-current assets	640	680

Total assets	$437,625	$423,897

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$16,227	$10,943
Accrued liabilities and other	21,455	23,164
Total current liabilities	37,682	34,107

Other long-term liabilities	21,265	20,968
Total liabilities	58,947	55,075

Shareholders' equity	378,678	368,822

Total liabilities and shareholders' equity	$437,625	$423,897

SIGMA DESIGNS, INC.
PRELIMINARY UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended			Six months ended
	July 31, 2010	May 1, 2010	Aug. 1, 2009	July 31, 2010	Aug. 1, 2009
Net revenue	$73,326	$65,179	$51,283	$138,505	$102,526

Cost of revenue	38,343	33,028	28,033	71,371	54,889
Gross profit	34,983	32,151	23,250	67,134	47,637
Gross margin percent	47.7%	49.3%	45.3%	48.5%	46.5%

Operating expenses:
Research and development	17,823	18,758	11,717	36,581	23,234
Sales and marketing	7,344	7,322	3,482	14,666	6,693
General and administrative	4,317	4,935	3,622	9,252	6,753
Total operating expenses	29,484	31,015	18,821	60,499	36,680

Income from operations	5,499	1,136	4,429	6,635	10,957
Interest and other income (expense), net	(4,749)	724	268	(4,025)	1,046

Income before income taxes	750	1,860	4,697	2,610	12,003
Provision for (benefit from) income taxes	254	746	(103)	1,000	4,460

Net income	$496	$1,114	$4,800	$1,610	$7,543

Net income per share:
Basic	$0.02	$0.04	$0.18	$0.05	$0.28
Diluted	$0.02	$0.04	$0.18	$0.05	$0.28

Shares used in computing net income per share:
Basic	31,180	30,995	26,671	31,087	26,631
Diluted	31,598	31,586	27,396	31,592	27,295

SIGMA DESIGNS, INC.
RECONCILIATION OF PRELIMINARY GAAP NET INCOME TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended			Six months ended
	July 31, 2010	May 1, 2010	Aug. 1, 2009	July 31, 2010	Aug. 1, 2009
GAAP net income	$496	$1,114	$4,800	$1,610	$7,543

Items reconciling GAAP net income to non-GAAP net income:

Included in cost of revenue:
Amortization of acquired developed technologies	(2,587)	(2,590)	(712)	(5,177)	(1,436)
Mark-up on purchased inventory sold during the period	(96)	(390)	(255)	(486)	(430)
Share-based compensation	(141)	(131)	(80)	(272)	(165)
Total related to cost of revenue	(2,824)	(3,111)	(1,047)	(5,935)	(2,031)

Included in operating expenses:
Research and development:
Amortization of acquired intangibles	---	---	---	---	(19)
Share-based compensation	(1,682)	(1,700)	(1,197)	(3,382)	(2,455)
Sales and marketing:
Share-based compensation	(532)	(452)	(419)	(984)	(718)
Amortization of acquired Intangibles	(1,995)	(1,995)	(84)	(3,990)	(173)
General and administrative:
Share-based compensation	(717)	(841)	(487)	(1,558)	(3)
Total related to operating expenses	(4,926)	(4,988)	(2,187)	(9,914)	(3,368)

Write-off of deferred tax asset	---	---	---	---	(3,540)

Net effect of non-GAAP adjustments	(7,750)	(8,099)	(3,234)	(15,849)	(8,939)

Non-GAAP net income	$8,246	$9,213	$8,034	$17,459	$16,482

Non-GAAP net income per diluted share	$0.26	$0.29	$0.29	$0.55	$0.60